Exhibit 10.12

[Jamba Juice Letterhead]

September 5, 2006

Trey Feiler

5661 Risborough Dr.

Plano, TX 75093

Dear Trey:

I am thrilled to confirm our offer and your acceptance as Vice President, Development with Jamba Juice effective on or around September 25, 2006. Since your background check has been satisfied, this is conditional on proof of your legal right to work in the United States. You will be based in Plano, TX and will have a remote office at our Support Center in the Bay Area. In this capacity you will report directly to me. Your annual base salary will be $260,000, payable bi-weekly with your next merit review in March 2008.

You will also be eligible for a prorated bonus for our stub year 2006 at a target of 40% of your base salary earnings for the year. It is anticipated that the bonus target will increase to 50% after the close of the merger with SVI. Your bonus award will be based on the Company’s performance against its Net Income Goal (50%), System Comparable Sales (25%) and your Personal Performance (25%), however this is subject to change. For purposes of example, the bonus plan summary for 2006 has already been provided to you for your information.

I am also pleased to provide you with 100,000 Incentive Stock Options. These will be granted after the close of the merger with SVI on the final day of the fiscal quarter in which you are hired. The price of your options will be the current price on the day the stock is granted. Your stock grant will be fully vested at the end of 4 years. In addition you will be evaluated for ongoing stock option grants based on your performance and Board approval. Details of the Incentive Stock Option Plan will be forwarded to you after your shares have been granted.

Medical and dental insurance programs are available and will become effective on the first of the month after one month of employment. You will accrue vacation at the rate of three weeks per year pursuant to our time off policy. The details of these and other programs will be explained to you during your orientation. A summary of benefits has already been provided to you for your information.

Since you will be based in Plano, TX any travel as well as travel to the Support Center will be considered business travel and will be subject to our business travel policies with the exception of meals which will not be reimbursed unless they are associated with normal and customary business entertainment per our Company policy. When traveling to the Support Center you will be reimbursed for airfare, hotel and rental car or other ground transportation as necessary.

In the future, should you and the Company mutually agree that you would relocate to a location that is more than 50 miles from Plano, TX you will be eligible for relocation benefits based on our relocation policy at that time. Currently this would include:

•	A furnished, one bedroom apartment to serve as temporary living for 90 days

•	Reimbursement for two house hunting trips including your spouse

•	Transportation for you and your family to your new location when relocating

•	Movement of household goods (includes packing and unpacking)

•	Reimbursement of closing costs on the sale of your home in Plano not to exceed 6% real estate commission to be completed within one year from the beginning of your relocation

•	Reimbursement of reasonable and customary closing costs for purchase of a home in your new location, not to include loan points, to be completed within one first year from the beginning of your relocation

•	End of year gross up of taxable relocation benefits

•	Miscellaneous expense payment of $2,500 gross

Should your employment terminate voluntarily or for cause within first 18 months of your relocation, you will be required to reimburse the Company for all or part of your relocation costs. A relocation agreement confirming this must be signed and returned prior to beginning your relocation.

After one year of completed service, and in exchange for a signed release of claims, should your employment involuntarily terminate for reasons other than cause, you will be eligible for continuation pay in the amount of one year of your base salary payable bi-weekly less required withholdings. A generic copy of the release document is enclosed for your information. The Company reserves the right to change this document based on applicable laws, individual circumstances and Company requirements.

Your first 90 days with Jamba Juice is considered an introductory period. In addition, your employment with Jamba Juice is on an “at will” basis meaning that both you and the Company can choose to end the work relationship at any time (including during or after the introductory period) either with or without cause or prior notice.

The relationship that exists between you and the company is for an unspecified term and considered employment at will. The relationship can be terminated by you or the company “at will” at any time either with or without cause or advance notice. This “at will” agreement constitutes the entire agreement between the employee and the company on the subject of termination, and supersedes all prior agreements and cannot be changed by future events, even though other policies and procedures may change from time to time. No one has the authority to modify this relationship except for the Chief Executive Officer or Vice President of Human Resources in writing and signed by you and the Chief Executive Officer or Vice President of Human Resources.

Trey, we are looking forward to the contributions you will make to the company. Please acknowledge the terms of this letter by returning one signed copy to Russ Testa in the enclosed envelope. If you have any additional questions, please give me or Russ a call.

Sincerely,

/s/ Paul Clayton
Paul Clayton President and CEO

Acknowledged and Agreed:

/s/ Trey Feiler	Date: 9/6/06
Trey Feiler